Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

SOMERA COMMUNICATIONS, INC.,

COMPASS TELECOM SERVICES, L.L.C.,

COMPASS—TS, INC.,

CTS PARTNERS, INC.,

WALTER M. PRATHER,

J.C. MASSEY

AND

DENNIS J. DODSON

Signing Date: September 19, 2002

Closing Date: October 8, 2002

i

(continued)

(continued)

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Seller Disclosure Schedule

Exhibit B	[INTENTIONALLY OMITTED]

Exhibit C	Form of Employment, Non-Competition and Non-Solicitation Agreement

Exhibit D-1	Form of Non-Competition and Non-Solicitation Agreement (Gordon Smith)

Exhibit D-2	Form of Non-Competition and Non-Solicitation Agreement (Dennis Dodson)

Exhibit E	Somera Standard Employment, Confidential Information and Invention Assignment Agreement

Exhibit F	Form of Shareholder Release

Exhibit G	Form of Letter Agreement

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 19, 2002 by and among (i) Somera Communications, Inc., a Delaware corporation, and/or one of its affiliates (“Purchaser”); (ii) Compass Telecom Services, L.L.C. (“Telecom”), a Georgia limited liability company, Compass—TS, Inc. (“TS”), a California corporation and CTS Partners, Inc. (“CTS”), a Georgia corporation (Telecom, TS, and CTS are collectively, “Sellers”); (iii) Walter M. Prather and J.C. Massey (the “Active Compass Shareholders”); and (iv) Dennis J. Dodson (together with the Active Compass Shareholders, the “Compass Shareholders”).

RECITALS

A.  The Boards of Directors of each of TS, CTS, Telecom and Purchaser believe it is in the best interests of each company and their respective stockholders that Purchaser or one of its subsidiaries acquire (the “Acquisition”) substantially all the assets primarily used in the business of TS, CTS and Telecom (the “Compass Business”), and, in furtherance thereof, have approved the Acquisition. For purposes of this Agreement, each of TS, CTS and Telecom shall be considered a “Seller” hereunder.

B.  The Sellers, the Compass Shareholders and Purchaser each understand and acknowledge that the strategic alignment of the Purchaser’s services strategy with the Compass Business is a critical element of the Acquisition.

C.  Sellers, the Compass Shareholders and Purchaser desire to make certain representations and warranties and other agreements in connection with the Acquisition.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and other agreements set forth herein, and for other good and valuable consideration, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE PURCHASE AND SALE OF ACQUIRED BUSINESS ASSETS

1.1  Purchase and Sale.    Upon the terms and subject to the conditions of this Agreement, each of TS, CTS and Telecom hereby sells, assigns, transfers, conveys and delivers, to Purchaser (or one of its subsidiaries) effective as of the Closing (as defined in Section 2.1) and Purchaser (or one of its subsidiaries) hereby purchases, effective as of the Closing, all of Sellers’ right, title and interest in, to and under the Acquired Business Assets (as defined in Section 1.2(a)).

1.2  Acquired Business Assets and Excluded Assets.

(a)  The term “Acquired Business Assets” means all the business, properties, assets, goodwill and rights of Seller of whatever kind and nature, real or personal, tangible or intangible, other than the Excluded Assets (as defined in Section 1.2(b)), owned by any Seller on the Closing Date and used or held for use primarily in Compass Business, including:

(i)  cash on hand or in banks owned or controlled by TS, CTS or Telecom, and all accounts receivable on the Closing Date arising out of the operations of the Compass Business;

(ii)  all contracts, leases, indentures, agreements, commitments and all other legally binding arrangements, whether oral or written (“Contracts”) related primarily to the Compass Business including those listed in Section 1.2(a)(ii) of the Seller Disclosure Schedule and the rights of any Seller thereunder, and excluding those listed in Section 1.2(a)(ii)(B) of the Seller Disclosure Schedule and the rights of any Seller thereunder (the “Excluded Contracts”);

(iii)  all software (including related code, documentation and other data), patents (including all reissues, divisions, continuations, and extensions thereof), patent applications, trademarks, trademark registrations, servicemarks, trade names, copyrights, licenses with respect to the foregoing, including all intellectual property rights associated with the trademark or trade name “Compass,” and other such property (“Intellectual Property”) that relate to the operations of the Compass Business;

(iv)  all trade secrets, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how (“Technology”) that relate to the operations of the Compass Business;

(v)  all transferable permits, licenses, franchises, approvals and authorizations by governmental or regulatory authorities or bodies (“Permits”) that relate to the operations of the Compass Business;

(vi)  all owned real property and other owned interests in real property of Seller listed in Section 1.2(a)(vi) of the Seller Disclosure Schedule, in each case together with Seller’s right, title and interest in all buildings, improvements, fixtures and all other appurtenances thereto;

(vii)  all leasehold interests in real property of Seller listed in Section 1.2(a)(vii) of the Seller Disclosure Schedule and the related Contracts, in each case together with Seller’s right, title and interest in all buildings, improvements, fixtures and all other appurtenances;

(viii)  all raw materials, work-in-process, finished goods, supplies, parts, goods for sale and other inventories (“Inventory”) that on the Closing Date is located at the locations listed in Section 1.2(a)(viii) of the Seller Disclosure Schedule and all other Inventory including

Inventory in transit on the Closing Date that is used, intended to be used, or held for use primarily by or for the Compass Business;

(ix)  all personal property, including machinery, equipment and furniture that is used, intended to be used, or held for use primarily by or for the Compass Business;

(x)  all partnership interests or any other equity interest in any corporation, partnership, joint venture, trust or other business association (“Investments”) listed in Section 1.2(a)(x) of the Seller Disclosure Schedule and all other Investments relating to the Compass Business acquired after the date of this Agreement in the ordinary course of business; and

(xi)  all books of account, general, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists and databases, records and lists and other software and data owned on the Closing Date and used or held for use by or for the Compass Business.

(b)  The term “Excluded Assets” means:

(i)  all rights of Sellers under this Agreement, and the agreements, instruments and certificates delivered in connection with this Agreement;

(ii)  all records prepared in connection with the Acquisition unless otherwise provided to the Purchaser;

(iii)  all rights relating to the Excluded Liabilities;

(iv)  copies of each Seller’s federal and state income tax returns, and its corporate minute book, stock book and similar corporate records;

(v)  all personnel records and other records that Sellers are required by law to retain in their possession, provided, that Purchaser may also keep a copy of all such records as an Acquired Asset under Section 1.2(a)(xi);

(vi)  all claims for refund of Taxes (as defined in Section 3.8(a) hereof) relating to the Compass Business for amounts paid by the Sellers prior to the Closing Date; and

(vii)  those additional assets set forth in Section 1.2(b) of the Seller Disclosure Schedule.

1.3  Assumption of Certain Liabilities

(a)  Upon the terms and subject to the conditions of this Agreement, Purchaser hereby assumes, effective as of the Closing, and agrees to pay, perform and discharge when due, and indemnify Sellers and the Compass Shareholders harmless from and after the Closing from the following, which shall be the “Assumed Liabilities”:

(i)  all obligations, liabilities and account payables that (A) relate exclusively to the Compass Business and are listed in reasonably specific detail in Section 1.3(a)(i) of the Seller Disclosure Schedule or (B) are specifically set forth on the July Balance Sheet (as defined in Section 3.4(c)), or (C) relate exclusively to Compass Business and were incurred in the ordinary course of business consistent with past practice after July 31, 2002, but in no event shall any such amount under this subsection (C) individually exceed $10,000 or in the aggregate exceed $40,000 unless expressly approved in writing by Purchaser prior to the Closing Date; and

(ii)  all liabilities accruing on and after the Closing Date under the Contracts and Permits included in the Acquired Business Assets (including any operating and real property leases) and all liabilities accruing on and after the Closing Date as a result of Purchaser’s ownership of the Acquired Business Assets.

(b)  Notwithstanding the foregoing, in no event shall Assumed Liabilities include any Excluded Liability (as defined in Section 1.3(c)).

(c)  The term “Excluded Liabilities” means:

(i)  any obligation or liability of any Seller not expressly stated to be assumed pursuant to Section 1.3(a);

(ii)  to the extent not reflected on the July Balance Sheet (as defined in Section 3.4(c)) or in Section 1.3(a)(i) of the Seller Disclosure Schedule, any obligation or liability of any Seller or any Affiliate (as defined below) thereof in respect of Taxes (as defined below) (including sales Taxes) for the period prior to the Closing Date;

(iii)  any obligation or liability of any Seller which is contrary to any representation or warranty of any Seller contained in this Agreement or which was incurred in violation of any covenant, agreement or condition contained in this Agreement;

(iv)  any obligation or liability of any Seller or any of its Affiliates in favor of any current or former equityholder of TS, CTS or Telecom;

(v)  to the extent not reflected on the July Balance Sheet (as defined in Section 3.4(c)), any obligation or liability of any Seller relating to or arising under or in connection with any Seller Employee Plan (as defined in Section 3.21 hereof);

(vi)  any obligation or liability for any Tax resulting from the transactions contemplated by this Agreement;

(vii)  any obligation, liability or account payable of any Seller incurred after the execution of this Agreement which is outside the ordinary course of the Compass Business as conducted by any Seller consistent with past practice;

(viii)  any liability or obligation resulting from any Seller’s failure to comply in full with applicable bulk sales or similar laws in connection with the Acquisition;

(ix)  any obligation, liability or account payable of any Seller incurred after the Closing Date;

(x)  any obligation or liability as a result of any of the matters set forth on Section 3.16 of the Seller Disclosure Schedule; and

(xi)  any obligation or liability with respect to any of the matters set forth on Section 1.3(c)(xi) of the Seller Disclosure Schedule.

For purposes of this Agreement, an “Affiliate” of any person or entity shall mean any director, executive officer or beneficial owner of ten percent or more of the equity of such person or entity.

(d)  Purchaser shall acquire the Acquired Business Assets free and clear of all obligations and liabilities except as expressly provided in Section 1.3(a). Each Seller agrees to pay, perform and discharge, and indemnify Purchaser against and hold Purchaser harmless from pursuant to Article VII hereof, all liens, charges, claims, security interests or other encumbrances of any sort (“Liens”) except those which Purchaser has expressly agreed to assume pursuant to Section 1.3(a).

1.4  Purchase Price.    The purchase price for the Acquired Business Assets shall be nine million one hundred thousand dollars ($9,100,000) (the “Closing Consideration”), plus or minus, if applicable, the Closing Consideration Adjustment (as defined in Section 1.5 below), plus, if applicable, the Earnout Adjustments (as defined in Section 1.8 below) (collectively, the Closing Consideration, the Closing Consideration Adjustment and the Earnout Adjustments are the “Purchase Price”). On the Closing Date, eight million one hundred thousand dollars ($8,100,000) of the Closing Consideration shall be paid in cash to the Sellers by electronic wire transfer on the Closing Date to accounts designated by the Sellers prior to the Closing.

1.5  Purchase Price Adjustment.    The Purchase Price will be subject to adjustment as follows:

(a)  Net Equity Adjustment.

(i)  Within forty-five (45) days of the Closing Date, Purchaser shall prepare and cause to be delivered by PricewaterhouseCoopers, LLP, independent auditors for Purchaser, to the Compass Shareholders a final report detailing the Net Equity of the Compass Business at the Closing Date (the “Final Net Equity”). The Final Net Equity report will be prepared in accordance with generally accepted accounting principles (“GAAP”). The Compass Shareholders shall have thirty (30) days to object to or accept the Final Net Equity report. If within thirty (30) days following delivery of the Final Net Equity report the Compass Shareholders have not given Purchaser written notice of their objection to or acceptance of the Final Net Equity report (which notice, if an objection, shall state in reasonable detail the basis of the Compass Shareholders’ objection), then the Final Net Equity report shall be binding and conclusive on the parties. If the

Compass Shareholders and the Purchaser fail to resolve the issues outstanding with respect to the Final Net Equity report within ten (10) business days of Purchaser’s receipt of the objection notice, the parties shall submit the issues remaining in dispute to the Independent Accountants (as defined in Section 1.9) in accordance with Section 1.9.

(ii)  To the extent Final Net Equity is determined (in accordance with Section 1.5(a)(i) and Section 1.9) to be less than $1,417,297 (the “Required Net Equity”), the Purchase Price shall be deemed to be reduced on and as of the Closing Date, Purchaser shall provide written notice of such deficiency to the Compass Shareholders pursuant to the provisions of Article VII hereof, and the deficiency shall be payable out of the Escrow Account to the Purchaser as a “Loss” pursuant to the procedures set forth in Section 7.6 hereof.

(iii)  To the extent Final Net Equity is determined (in accordance with Section 1.5(a)(i) and Section 1.9) to be more than the Required Net Equity, the Purchase Price will be deemed to have increased as of the Closing Date, and the Purchaser shall remit such differential amount to the Sellers (in the same proportion as paid to the Sellers at Closing) within thirty (30) days after the determination of Final Net Equity pursuant to subsection (i) above.

(iv)  As of any date, the term “Net Equity” shall mean the excess of (i) the aggregate value of the Acquired Business Assets over (ii) the aggregate value all Assumed Liabilities, in each case, as of such date as determined in accordance with GAAP. For the avoidance of doubt, “Net Equity” shall be calculated without regard to the value of any Excluded Assets or Excluded Liabilities.

1.6  Escrow.    Promptly on the Closing Date, Purchaser shall deposit a portion of the Purchase Price equal to one million dollars ($1,000,000) in cash into an interest bearing escrow account established pursuant to Article VII below (the “Escrow Account”).

1.7  Earn Out Adjustments.    As a component of the Purchase Price, the Purchaser shall also pay the Sellers the following amounts, in each case if applicable:

(a)  Earn Out Adjustment for 2002.    On March 31, 2003, Purchaser shall pay Sellers (in the proportions as paid to the Sellers at Closing) five dollars ($5.00) in cash for every one dollar ($1.00) of EBITDA in excess of five hundred thousand dollars ($500,000) generated by the Compass Business for the three month period ending December 31, 2002; provided that such additional consideration payable under this subsection (a) shall not exceed three million two hundred thousand dollars ($3,200,000). Notwithstanding the foregoing, in the event the Compass Business and/or the subsidiary company or division that engages in the Compass Business (the “Surviving Entity”) achieves EBITDA of at least one million dollars ($1,000,000) for the three month period ending December 31, 2002, the Sellers would be entitled to receive the maximum three million two hundred thousand dollar ($3,200,000) payment referenced above.

(b)  Earn Out Adjustment for 2003.    On March 31, 2004, Purchaser shall pay Sellers (in the proportions as paid to the Sellers at Closing):

(i)  An additional three dollars ($3.00) of cash for every one dollar ($1.00) of EBITDA generated by the Surviving Entity in excess of three million five hundred ten thousand dollars ($3,510,000) for the twelve month period ending December 31, 2003; provided that (x) the Surviving Entity materially contributes to the Somera Services Strategy by achieving the Services Strategy Targets (as defined below in Section 1.8(d)), and (y) such amount of additional consideration payable under this subsection (b)(i) shall in no event exceed three million dollars ($3,000,000), subject to the reductions provided below in Section 1.7(d); and

(ii)  an additional two hundred fifty thousand dollars ($250,000) in the event the Surviving Entity retains ninety percent (90%) of the key employees listed on Section 5.9 of the Seller Disclosure Schedule (individually a “Key Employee”, and collectively the “Key Employees”) (provided that a Key Employee who dies, whose employment is terminated for disability, or who is terminated by the Purchaser other than for Cause shall not be included in determining the calculation set forth herein), through December 31, 2003.

(c)  Earn Out Adjustment for 2004.    On March 31, 2005, Purchaser shall pay Sellers (in the proportions as paid to the Sellers at Closing):

(i)  an additional two dollars and fifty cents ($2.50) for every one dollar ($1.00) of EBITDA the Surviving Entity generates in excess of four million five hundred sixty thousand dollars ($4,560,000) for the twelve month period ending December 31, 2004; provided that (x) the Surviving Entity materially contributes to the Somera Services Strategy by achieving the Services Strategy Targets, and (y) such amount of additional consideration payable under this subsection (c)(i) shall in no event exceed three million dollars ($3,000,000), subject to the reductions provided below in Section 1.7(d); and

(ii)  an additional two hundred fifty thousand dollars ($250,000) in the event the Surviving Entity retains seventy-five percent (75%) of the Key Employees through December 31, 2004 (provided that a Key Employee who dies, whose employment is terminated for disability, or who is terminated other than for Cause by Purchaser shall not be included in determining the calculation set forth herein).

1.8  Definitions.    For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

(a)  “EBITDA” shall mean net revenue less cost of net revenue, and less operating expenses (other than interest, taxes, depreciation and amortization), directly attributable to the Surviving Entity (e.g., sales and marketing expenses, rent, utilities, etc.) and less an allocation of corporate overhead charges equal to five percent (5%) of the net revenue of the Surviving Entity. For purposes of the EBITDA computations contemplated herein, no other corporate overhead charges and/or other special corporate allocations from Purchaser which are directly attributable to the Surviving Entity shall be considered expenses of the Surviving Entity.

(b)  “Earnout Adjustments” shall mean the earnout adjustments (in each case if applicable) set forth in Section 1.7 hereof, as calculated by Purchaser and the Compass Shareholders.

(c)  “Cause” shall have the same meaning of such term set forth in Section 9 of the Form of Employment, Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit C.

(d)  “Services Strategy Targets” shall mean that at least seventy-five percent (75%) of the revenue generated by the business of the Surviving Entity shall be derived from projects that either (x) predominately involve network equipment deployment and installation (including, but not limited to, network builds, overlays, upgrades, and de-installations), network asset optimization (including but not limited to, network asset management, deployment planning, and inventory optimization), and/or technical consulting services (including, but not limited to, network equipment selection, project planning, multi-vendor integration, and network and technology migration planning), or (y) are approved in writing or email by Purchaser’s Senior Vice President of Operations and Services, President of the Americas, or Chief Executive Officer as being in furtherance of the Somera Services Strategy for other reasons.

1.9  Dispute Resolution.    If the Compass Shareholders give Purchaser a notice of objection to the Final Net Equity report and the parties fail to resolve the issues outstanding in accordance with Section 1.5, or if the Compass Shareholders and Purchaser cannot agree on the calculation of any Earnout Adjustment, the Compass Shareholders and the Purchaser shall submit the issues remaining in dispute to a nationally-recognized independent public accounting firm to be agreed upon in the event of a dispute pursuant to this Section 1.9 (the “Independent Accountants”) for resolution. If issues are submitted to the Independent Accountants for resolution, (A) the Compass Shareholders and the Purchaser shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (B) the determination by the Independent Accountants, as set forth in a notice to be delivered to both the Compass Shareholders and Purchaser within thirty (30) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Final Net Equity and the Earnout Adjustment; and (C) the Compass Shareholders on the one hand, and the Purchaser on the other hand, will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination, provided that if the determination by the Independent Accountants is less than ten percent (10%) different from the Final Net Equity as determined by Purchaser pursuant to Section 1.5(a)(i) hereof, then the Compass Shareholders shall bear all the fees and costs of the Independent Accountants.

1.10  Allocation.    The Purchase Price shall be allocated in accordance with Section 1.10 of the Seller Disclosure Schedule. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified on Section 1.10 of the Seller Disclosure Schedule for all Tax purposes and in all filings, declarations and reports with the IRS (as defined in Section 3.21(a)(xi)) in respect thereof, including the reports required to be filed under Section 1060 of the Code (as defined in Section 3.21(a)(iii)). Purchaser shall prepare and deliver IRS Form 8594 to the Sellers within forty-five (45) days after the Closing Date to be filed with the IRS. In any proceeding related to the determination of any Tax, neither Purchaser nor the Sellers or the Compass Shareholders shall contend or represent that such allocation is not a correct allocation.

ARTICLE II

THE CLOSING

2.1  Closing Date.    The closing of the sale and transfer of the Acquired Business Assets (hereinafter called the “Closing”) shall take place at the corporate headquarters of Purchaser, located at 5383 Hollister Avenue, Santa Barbara, California at 10:00 a.m. local time on the second business day immediately following the satisfaction of the conditions set forth in Article VI, or at such other time, date and place as shall be fixed by agreement of Purchaser and the Compass Shareholders (such date of the Closing being hereinafter referred to as the “Closing Date”).

2.2  Transactions To Be Effected at the Closing.    At the Closing:

(a)  Each Seller shall deliver to Purchaser (i) such appropriately executed deeds, bills of sale, consents, assignments and other instruments of transfer relating to the Acquired Business Assets identified by Purchaser to be delivered by such method as Purchaser and its counsel in their sole discretion direct and (ii) such other documents as Purchaser or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement; and

(b)  Purchaser shall deliver to the Sellers (i) payment of the Closing Consideration in the manner provided in Section 1.4 and (ii) such other documents as the Sellers or their counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement.

(c)  The other documents, agreements and instruments to be delivered on the Closing Date under Article VI shall be, as applicable, entered into or delivered on the Closing Date.

2.3  Risk of Loss.    Until the Closing, any loss of or damage to the Acquired Business Assets from fire, casualty or any other occurrence shall be the total responsibility of Sellers. From and after the Closing Date, any loss of or damage to the Acquired Business Assets from fire, casualty, or any other occurrence shall be the total responsibility of Purchaser.

2.4  Taking of Necessary Action; Further Action.    If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Purchaser with full right, title and possession to the Acquired Business Assets, the parties shall cooperate reasonably with each other and shall (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as the other party may reasonably request.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OFSELLERS AND COMPASS SHAREHOLDERS

Each Seller and each Compass Shareholder, jointly and severally, represents and warrants to Purchaser as follows:

3.1  Organization, Standing and Power.

(a)  Each of TS and CTS is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation. Each of TS and CTS has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted. Each of TS and CTS is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on such Seller’s business or assets. Telecom is a validly existing limited liability company and is duly qualified to do business and is in good standing in the States of Florida, Wisconsin and SouthCarolina and each other jurisdiction in which the failure to be so qualified would have a material adverse effect on its business, assets, financial condition or results of the operations.

(b)  Each of TS, CTS and Telecom has delivered a true and correct copy of its Certificate of Incorporation and Bylaws or other charter documents, as applicable, each as amended to date, to Purchaser, and good standing certificates from each jurisdiction in which Telecom, TS and CTS are required to be duly qualified to do business except where the failure to be so qualified would not have a material adverse effect on Compass’ business or assets. None of the Sellers is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

3.2  Authority, Conflicts, Consents.

(a)  Each of the Sellers and Compass Shareholders has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each Seller and Compass Shareholder. This Agreement has been duly executed and delivered by each Seller and Compass Shareholder and constitutes the valid and binding obligation of each Seller and Compass Shareholder, enforceable in accordance with its terms. Execution of this Agreement by the Sellers and the Compass Shareholders constitutes requisite consent of each Seller’s stock or equity holders.

(b)  The execution and delivery of this Agreement by each Seller and Compass Shareholder does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Certificate of

Incorporation or Bylaws or equivalent organizational documents of any Seller, as amended, or (ii) subject to the receipt of the consents set forth on Section 3.2(c) of the Seller Disclosure Schedule, any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any Seller or Compass Shareholder or any of their properties or assets (including the Acquired Business Assets).

(c)  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to any Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such filings as may be required under applicable securities laws. Section 3.2(c) of the Seller Disclosure Schedule sets forth a full and complete list of all necessary consents, waivers and approvals of third parties that are required to be obtained by any Seller in connection with the execution and delivery of this Agreement by any Seller or the consummation by the Sellers of the transactions contemplated hereby.

3.3  Capital Structure

(a) All the capital stock and LLC interests of CTS, TS and Telecom is owned entirely by either (i) the Compass Shareholders, (ii) the equity and family trusts set forth on Section 3.3(a) of the Seller Disclosure Schedule, or (iii) directly by CTS, TS or Telecom. The complete capitalization of each of CTS, TS and Telecom is set forth in detail on Section 3.3(a) of the Seller Disclosure Schedule. All of the equity held by Compass Shareholders is free of any Liens. None of the capital stock of any of the Sellers is subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws or equivalent organizational documents of each Seller or any agreement to which such Seller or Compass Shareholders are a party or by which such Seller or Compass Shareholders are bound.

(b) No Seller, as applicable, has issued any options, warrants, calls, rights, commitments or agreements of any character to which it is a party or by which it is bound obligating any Seller to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of any Seller or obligating any Seller to grant, extend, or otherwise enter into any such option, warrant, call, right, commitment or agreement.

(c) Except as set forth in Section 3.3(a) of the Seller Disclosure Schedule, no Seller has any direct or indirect subsidiaries, nor does it directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

3.4  Financial Stateme nts.

(a)  Sellers have furnished Purchaser with the following audited financial statements (collectively, the “Consolidated Audited Financial Statements”): (i) an audited consolidated balance sheet for Sellers as of December 31, 2001 (the “Year End Balance Sheet”); and (ii) an audited consolidated statement of operating income for Telecom (including its subsidiaries, TS and CTS) for the year ended December 31, 2001. The Consolidated Audited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby, the balance sheet included in the Consolidated Audited Financial Statements presents fairly in all material respects the financial condition of Sellers as of the date thereof, and the statement of operating income included in the Consolidated Audited Financial Statements presents fairly in all material respects the results of operations of the Sellers for the period thereof. There is no material liability that was required to be reflected in the Year End Balance Sheet in accordance with GAAP and that was not reserved against or reflected in such balance sheet.

(b)  Sellers have furnished Purchaser with the following unaudited consolidated financial statements, which are included in Section 3.4 of the Seller Disclosure Schedule (collectively, the “Compass Consolidated Unaudited Financial Statements”): (i) an unaudited consolidated balance sheet for Sellers as of July 31, 2002 (the “July Balance Sheet”); and (ii) an unaudited consolidated statement of operating income for Sellers for the eight months ended July 31, 2002. The Compass Consolidated Unaudited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby, the balance sheet included in the Compass Consolidated Unaudited Financial Statements presents fairly in all material respects the financial condition of Sellers as of the date thereof, and the statement of operating income included in the Compass Consolidated Unaudited Financial Statements presents fairly in all material respects the results of operations of Sellers for the period thereof, subject to normal and recurring year-end adjustments and the absence of notes. There is no material liability that was required to be reflected in the July Balance Sheet in accordance with GAAP and that was not reserved against or reflected in such balance sheet. Since July 31, 2002 there has been no material change in Sellers’ accounting policies.

(c)  Included in Section 3.4 of the Seller Disclosure Schedule is (i) the July Balance Sheet, (ii) a calculation of Net Equity for the Compass Business as of July 31, 2002, which was $3,908,604, and (iii) a schedule of assets and liabilities excluded from the July Balance Sheet to arrive at the amounts set forth in the July Balance Sheet.

3.5  No Undisclosed Liabilities.    Except for obligations incurred in the ordinary course of business which individually do not exceed $10,000 and which in the aggregate do not exceed $40,000, Sellers do not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other relating to the Compass Business (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), which (i) have not been reflected in the July Balance Sheet or (ii) have not been specifically described in this Agreement or in Seller Disclosure Schedule and specifically identified herein or therein as not being included in the July Balance Sheet.

3.6  Operation of the Compass Business; Ownership of Assets.    (a) Sellers have operated no business or engaged in any activities other than those related to the Compass Business, (b) except as set forth on Section 3.6 of the Seller Disclosure Schedule, there has been no transfer by any Seller to any Compass Shareholder or any of their Affiliates (other than a Seller) of any assets of the Compass Business, (c) the Compass Business has been operated exclusively through Sellers in the ordinary course of business consistent with past practice, (d) Sellers have owned and continue to own directly all assets used in the Compass Business and (e) Sellers have made and continue to make all payments and expenditures and employ all personnel with respect to the Compass Business. Except as set forth in Section 1.2(b) or Section 3.6 of the Seller Disclosure Schedule, the Acquired Business Assets include all the assets set forth on the July Balance Sheet (other than assets disposed of in the ordinary course of business since the date of the July Balance Sheet). Other than the Acquired Business Assets and the Excluded Assets, none of TS, CTS and Telecom have any other assets. The Acquired Business Assets and the Excluded Assets constitute the only assets used in the Compass Business. The Acquired Business Assets constitute the assets sufficient and necessary to operate and carry on the Compass Business as being conducted as of the Closing Date.

3.7  Changes.    Except as set forth in Section 3.7 of the Seller Disclosure Schedule, since July 31, 2002 there has not been, occurred or arisen any:

(a)  capital expenditure or commitment with respect to the Compass Business that has exceeded $5,000 individually or $25,000 in the aggregate;

(b)  destruction of, damage to or loss of any material assets, business or customer (whether or not covered by insurance) of the Compass Business;

(c)  with respect to Sellers, labor trouble or claim of wrongful discharge of which Compass Shareholders or any Seller have received written notice or of which Compass Shareholders or any Seller are aware or claim or allegation of other unlawful labor practice or action; Section 3.7(c) of the Seller Disclosure Schedule includes a list of all Compass Business employees who have been terminated since January 1, 2002;

(d)  with respect to the Compass Business, change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by any Seller;

(e)  revaluation of Compass assets other than depreciation as required by GAAP and reflected on the July Balance Sheet;

(f)  declaration, setting aside or payment of any dividends on or any other distribution (whether in cash, stock, ownership interests or property) in respect of any of the capital stock or equity interest of TS, CTS or Telecom which could have a reasonable possibility of reducing the Final Net Equity of the Sellers below the Required Net Equity, or any split, combination or reclassification of any of the capital stock or equity interest of TS, CTS or Telecom or the issuance or authorization of the issuance of any other securities in respect of, in lieu of or in substitution for shares of the capital stock or equity interest of TS, CTS or Telecom, or the repurchase, redemption or other acquisition, directly or indirectly, of any shares of the capital stock or equity interest of TS, CTS or Telecom (or options, warrants, or other rights exercisable therefor);

(g)  any increase in the salary or other compensation payable or to become payable by any Seller to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment, by any Seller, of a bonus or other additional salary or compensation to any such person, or grants of options or other employee stock awards;

(h)  sale, lease, license or other disposition of any of the assets or properties of any Seller, except in the ordinary course of business;

(i)  amendment or termination or violation of any material contract, agreement or license to which any Seller is a party or by which it or they are bound other than termination by any Seller pursuant to the terms thereof in the ordinary course of business;

(j)  loan by any Seller to any person or entity (including any Compass Shareholder or any Affiliate thereof), other than advances to employees for travel and business expenses in the ordinary course of business and consistent with past practices, or incurring by any Seller of any indebtedness other than trade debt in the ordinary course of business consistent with past practices, guaranty of any Seller of any indebtedness, issuance or sale of any debt securities of any Seller or guaranteeing of any debt securities of others;

(k)  waiver or release of any material right or claim of any Seller, including any material write-off or other compromise of any account receivable of any Seller;

(l)  the commencement or notice or, to the knowledge of any Seller or Compass Shareholder, threat of commencement of any lawsuit or proceeding against or investigation of any Seller or its affairs;

(m)  claim of ownership by a third party of Seller Intellectual Property (as defined in Section 1.2(a)(iii)), or claim of infringement by any Seller of any third party’s Intellectual Property rights;

(n)  issuance, sale or exchange by any of TS, CTS or Telecom of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other securities;

(o)  change in pricing or royalties set or charged by any Seller;

(p)  agreement by any Seller, or any of its officers or employees thereof to do any of the things described in the preceding clauses (a) through (p) (other than by negotiations with Purchaser and its representatives regarding the transactions contemplated by this Agreement); or

(q)  reason to believe or indication by any customer of any Seller that such customer will cease doing business with any Seller.

3.8  Tax Matters.

(a)  Definition of Taxes.    For the purposes of this Agreement, “Tax” or, collectively, “Taxes”, means (i) any and all federal, state, local and foreign taxes, and similar assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b)  To the extent relevant to the Acquired Business Assets and the Compass Business, Sellers have prepared and filed all federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to Sellers, the Acquired Business Assets or the business operations which it is required to file and such Returns were true and accurate in all material respects and were completed in accordance with applicable law in all material respects when filed.

(c)  To the extent a failure to do so would adversely impact Purchaser, the Acquired Business Assets, Purchaser’s use of the Acquired Business Assets, or its conduct of the Compass Business, each Seller, in all material respects, (A) has paid when due all Taxes it is required to pay and (B) has withheld with respect to its employees, if applicable, all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

(d)  To the extent a failure to do so would adversely impact Purchaser, the Acquired Business Assets, Purchaser’s use of the Acquired Business Assets, or its conduct of the Compass Business, no Seller has been delinquent, in any material respect, in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against any Seller.

(e)  To the extent relevant to the Acquired Business Assets, Purchaser’s use of the Acquired Business Assets, or its conduct of the Compass Business, no audit or other examination of any Return of any Seller is presently in progress, nor has any Seller been notified of any request for such an audit or other examination.

(f)  Except as specifically provided for herein, no Seller has any liabilities for unpaid Taxes related to the Acquired Business Assets for which Purchaser would become liable as a result of the transactions contemplated herein. No Seller nor Compass Shareholder has any knowledge of any basis for the assertion of any such liability attributable to the Acquired Business Assets.

(g)  There are (and as of immediately following the Closing there will be) no Liens on the Acquired Business Assets relating to or attributable to Taxes. No Seller nor any Compass Shareholder has any knowledge of any basis for the assertion of any claims which, if adversely determined, would result in a lien or other encumbrance on the Acquired Business Assets or otherwise adversely effect Purchaser or the Acquired Business Assets.

3.9  Restrictions on Compass Business Activities.    There is no agreement (relating to noncompetition or otherwise), commitment, judgment, injunction, order or decree to which Compass Shareholders or any Seller is party or otherwise binding upon any Seller or the Compass Business which has or reasonably could be expected to have the effect of prohibiting or impairing the Compass Business, any acquisition or disposition of property (tangible or intangible) by any Seller or the conduct of the Compass Business as currently conducted or as proposed to be conducted by any Seller or Purchaser.

3.10  Top Customers.    Section 3.10 of the Seller Disclosure Schedule includes a true, correct and complete list of the top twenty (20) revenue generating customers for the Compass Business in each of the fiscal years ended December 31, 2000 and December 31, 2001, and the six months ended June 30, 2002.

3.11  Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a)  Sections 1.2(a)(vi) and 1.2(a)(vii) of the Seller Disclosure Schedule sets forth a list of all real property currently owned or leased by Sellers and, in the case of leased property, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and/or other fees payable under any such lease. All such leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, is reasonably likely to give rise to a default) of any Seller.

(b)  Sellers have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their tangible properties and assets (including the Acquired Business Assets) free and clear of any Liens, except as reflected in the Financial Statements and except for Liens for Taxes not yet due and payable.

(c)  The equipment owned or leased by Sellers, taken as a whole, is adequate for the conduct of the business of Sellers as currently conducted, and generally in good operating condition, subject to normal wear and tear.

3.12  Intellectual Property.

(a)  Sellers own, or are licensed or otherwise possess legally enforceable and valid rights to use, all Intellectual Property that is used or proposed to be used in the Compass Business as currently conducted or as proposed to be conducted by Sellers or Purchaser.

(b)  Section 3.12(b) of the Seller Disclosure Schedule sets forth a complete list of all patents, trademarks, registered copyrights, trade names and service marks, and any applications therefor in respect of any of the foregoing included in the Intellectual Property, and specifies, where applicable, the jurisdictions in which the rights to such Intellectual Property have been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. All registered patents, trademarks, service marks and copyrights held by Seller are valid and subsisting.

(c)  Section 3.12(c) of the Seller Disclosure Schedule also sets forth a complete list of all licenses, sublicenses and other agreements as to which any Seller is a party and pursuant to which any Seller or any other person is authorized to use Intellectual Property that is material to Sellers, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. No Seller is in violation of any license, sublicense or agreement described on such list. The execution and delivery of this Agreement by Sellers, and the consummation of the transactions contemplated hereby, (i) will not cause any Seller to be in violation or default under any such license, sublicense or agreement, (ii) entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement or (iii) require any Seller to repay any funds already received by it from a third party. Except for rights granted in agreements, licenses or sublicenses described in Schedule 3.12(c) of the Seller Disclosure Schedule, each Seller, as applicable, is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any Liens), the Intellectual Property, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Intellectual Property is being used.

(d)  No claims contesting any Seller’s ownership of or right to use Intellectual Property, or asserting any right of a third party to use any Intellectual Property, have been asserted or, to any Seller’s or the Compass Shareholders’ knowledge, threatened against any Seller or Compass Shareholder or its agents, nor are there any valid grounds for any bona fide claims (i) against the use by any Seller of any Intellectual Property used in the Compass Business as currently conducted or as proposed to be conducted by Sellers or Purchaser, or (ii) challenging the validity, effectiveness, or ownership by any Seller of any of the Intellectual Property.

(e)  To the knowledge of Sellers and the Compass Shareholders, (i) there is no unauthorized use, infringement or misappropriation of any of the Intellectual Property by any third party, including any employee or former employee of Sellers, and (ii) no Intellectual Property or product of Sellers is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by Sellers. Each Seller has a policy requiring each employee and contractor materially involved in proprietary aspects of the Compass Business to execute nondisclosure of proprietary information and confidentiality agreements in Sellers’ standard forms, and all current and former employees, consultants and contractors of Sellers involved in proprietary aspects of Sellers’ business have executed such an agreement.

3.13  Agreements, Contracts and Commitments.

(a)  Except as set forth in Section 3.13(a) of the Seller Disclosure Schedule, no Seller has continuing obligations under, is a party to or is bound by any Contract related in any way to the Acquired Business Assets that:

(i)  is a collective bargaining agreement,

(ii)  contains any severance pay, post-employment liabilities or obligations or “golden parachute” provisions (or similar provisions which provide for payment of consideration upon the completion of the transactions contemplated herein),

(iii)  contains any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements,

(iv)  is an employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization,

(v)  is an agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, except as provided herein,

(vi)  is a fidelity or surety bond or completion bond,

(vii)  is a lease of personal property having annual lease payments individually in excess of $10,000,

(viii)  is an agreement of indemnification, warranty or guaranty other than in the ordinary course of business,

(ix)  contains any covenant limiting the freedom of any Seller or the Compass Business to engage in any line of business or to compete with any person,

(x)  relates to capital expenditures and involves future payments in excess of $10,000,

(xi)  relates to the disposition or acquisition of material assets or any interest in the Compass Business enterprise outside the ordinary course of business,

(xii)  is a mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit,

(xiii)  is a distribution, joint marketing or development agreement,

(xiv)  is an agreement, contract or commitment with any customer or vendor which, during the last two fiscal years, accounted, or is expected to account during fiscal year 2002, for more than 10% of Sellers’ consolidated net revenue or 10% of Sellers’ consolidated trade payables, as applicable, or

(xv)  is an agreement, contract or commitment that involves $10,000 or more or is not cancelable without penalty within thirty (30) days.

(b)  As of the Closing Date, (x) each Contract (other than any Contract constituting an Excluded Asset) will be a valid and binding obligation of the parties thereto and in full force and effect, and (assuming receipt of any required consent set forth in Section 3.2(c) of the Seller Disclosure Schedule) will continue in full force and effect following the transactions contemplated by this Agreement, in each case without any breach of any terms or conditions thereof or the forfeiture or impairment of any rights thereunder, (y) each Seller will have performed all material obligations required to be performed by it prior to the Closing Date under each Contract (other than any Contract constituting an Excluded Asset) to which it is a party and will not be (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder and (z) each other party to each Contract (other than any Contract constituting an Excluded Asset) will have performed all obligations required to be performed by such party under such assigned Contracts, and will not be (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. True and complete copies of each Contract, if written, required to be listed in Section 1.2(a)(ii) of the Seller Disclosure Schedule have been provided to Purchaser.

3.14  Interested Party Transactions.    Except as set forth in Section 3.14 of the Seller Disclosure Schedule, no officer, director, employee or shareholder of more than 5% of the capital stock or ownership interest of any Seller (nor, to Sellers’ or any Compass Shareholders’ knowledge, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services or products that any Seller furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to, any Seller, any goods or services or (iii) a beneficial interest in any Contract; provided, however, that passive ownership of no more than five percent (5%) of the outstanding voting stock of a publicly-held corporation shall not be deemed an “interest in any entity” for purposes of this Section 3.14.

3.15  Governmental Authorization.    Section 3.15 of the Seller Disclosure Schedule accurately lists each consent, license, permit, grant or other authorization issued to Sellers by a Governmental Entity (i) pursuant to which any Seller currently operates or holds any interest in any of its or their properties or (ii) which is required for the operation of its or their business or the holding of any such interest (herein collectively called “Seller Authorizations”), which Seller Authorizations are in full force and effect and constitute all Seller Authorizations required to permit Sellers to operate or conduct their business or hold any interest in their properties or assets.

3.16  Litigation.    Except as set forth in Section 3.16 of the Seller Disclosure Schedule, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Sellers or the Compass Shareholders, threatened against Sellers, the Compass Business or any Seller’s officers or directors (in their capacities as such). There is no judgment, decree or order against any Seller, Compass Shareholders, any Seller’s directors or officers (in their capacities as such) that could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement or that has a reasonable risk of harming the Compass Business.

3.17  Accounts Receivable; Accounts Payable.

(a)  All accounts receivable of Sellers reflected on the July Balance Sheet or included in the calculation of Final Net Equity (“Accounts Receivable”) arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied and, to Sellers’ knowledge, are collectible except to the extent of reserves therefor set forth in the July Balance Sheet. Except as set forth in Section 3.17 of the Seller Disclosure Schedule, no person has any Lien on any such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

(b)  Section 3.17(b) of the Seller Disclosure Schedule sets forth a true, accurate and complete list and aging schedule of Sellers’ accounts payable as of the date hereof and the Closing Date. All the accounts payable included in Section 3.17(b) of the Seller Disclosure Schedule have arisen in the ordinary course of the Compass Business.

3.18  Minute Books.    The minute books of each of CTS, TS and Telecom made available to counsel for Purchaser are the only minute books of Sellers.

3.19  Environmental Matters.    For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

(a)  Definitions:

(i)  “Hazardous Material” is any material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental Authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

(ii)  “Governmental Authority” is any local, state, provincial, federal, or international governmental authority or agency which has had or now has jurisdiction over any portion of the subject matter of this Agreement, any Compass Business Facility or Seller.

(iii)  “Compass Business Facility” is any property including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled or leased by Seller in connection with the operation of its business.

(iv)  “Disposal Site” is a landfill, disposal agent, waste hauler or recycler of Hazardous Materials.

(v)  “Environmental Laws” are all applicable laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Authority which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, comparable laws, rules, regulations, ordinances, orders, treaties, statutes, and codes of other Governmental Authorities, the regulations promulgated pursuant to any of the foregoing, and all amendments and modifications of any of the foregoing, all as amended to date.

(vi)  “Hazardous Materials Activity” is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product containing a Hazardous Material.

(vii)  “Environmental Permit” is any approval, permit, license, clearance or consent required to be obtained from any private person or any Governmental Authority with respect to a Hazardous Materials Activity which is or was conducted by any Seller.

(b)  Condition of Property.    Except as set forth in Section 3.19(b) of the Seller Disclosure Schedule, as of the Closing, except in compliance with Environmental Laws in a manner that could not reasonably be expected to subject Sellers or the Compass Business to liability, to the knowledge of Sellers and Compass Shareholders after reasonable inquiry, no Hazardous Materials are present on any Compass Business Facility currently owned, operated, occupied, controlled or leased by Sellers. Except as set forth in Section 3.19(b) of Seller Disclosure Schedule, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any Compass Business Facility currently owned, operated, occupied, controlled or leased by Sellers or as a consequence of the acts of Sellers or their agents.

(c)  Hazardous Materials Activities.    Each Seller has conducted all Hazardous Material Activities relating to its business in compliance in all material respects with all applicable Environmental Laws. To the knowledge of Sellers and the Compass Shareholders, the Hazardous Materials Activities of Sellers prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.

(d)  Permits.    Section 3.19(d) of the Seller Disclosure Schedule accurately describes all of the Environmental Permits currently held by Seller and relating to its business and the listed Environmental Permits are all of the Environmental Permits necessary for the continued conduct of any Hazardous Material Activity of Sellers relating to its business as such activities are currently being conducted. All such Environmental Permits are valid and in full force and effect. Each Seller has complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities. No circumstances exist which could cause any Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee. All Environmental Permits and all other consent and clearances required by any Environmental Law or any agreement to which any Seller is bound as a condition to the performance and enforcement of this Agreement, have been obtained or will be obtained prior to the Closing at no cost to Purchaser.

(e)  Environmental Litigation.    Except as set forth in Section 3.19(e) of the Seller Disclosure Schedule, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Sellers or the Compass Shareholders, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of any Seller relating to its business, or any Compass Business Facility.

(f)  Offsite Hazardous Material Disposal.    Each Seller has transferred or released Hazardous Materials only to those Disposal Sites set forth in Section 3.19(f) of the Seller Disclosure Schedule; and no action, proceeding, liability or claim exists or, to the knowledge of Sellers or the Compass Shareholders, is threatened against any Disposal Site or against Sellers with respect to any transfer or release of Hazardous Materials to a Disposal Site which could reasonably be expected to subject Sellers to liability.

(g)  Environmental Liabilities.    No Seller is aware of any fact or circumstance, which could result in any environmental liability which could reasonably be expected to result in a Material Adverse Effect on Compass or the Compass Business.

(h)  Reports and Records.    Each Seller has delivered to Purchaser or made available for inspection by Purchaser and its agents, representatives and employees all records in its possession concerning the Hazardous Materials Activities relating to its business and all environmental audits and environmental assessments of any Compass Business Facility conducted at the request of, or otherwise in its possession. Each Seller has complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

3.20  Brokers’ and Finders’ Fees.    Other than payments to be made to CCG Advisors, L.L.C., neither any Seller nor any Compass Shareholder has incurred, nor will each of such parties incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.21  Employee Matters and Benefit Plans.

(a)  Definitions.    With the exception of the definition of “Affiliate” set forth in Section 3.21(a)(i) below (which definition shall apply only to this Section 3.21), for purposes of this Agreement, the following terms shall have the meanings set forth below:

(i)  “Affiliate” shall mean any other person or entity under common control with any Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(ii)  “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

(iii)  “Code” shall mean the Internal Revenue Code of 1986, as amended;

(iv)  “Seller Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by any Seller or any Affiliate for the benefit of any Employee, or with respect to which any Seller or any Affiliate has or may have any liability or obligation;

(v)  “DOL” shall mean the Department of Labor;

(vi)  “Employee” shall mean any current or former or retired employee, consultant or director of any Seller or any Affiliate;

(vii)  “Employment Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between any Seller or any Affiliate and any Employee;

(viii)  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(ix)  “FMLA” shall mean the Family Medical Leave Act of 1993, as amended;

(x)  “International Employee Plan” shall mean each Seller Employee Plan that has been adopted or maintained by any Seller or any Affiliate, whether informally or formally, or with respect to which any Seller or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

(xi)  “IRS” shall mean the Internal Revenue Service;

(xii)  “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA; and

(xiii)  “Pension Plan” shall mean each Seller Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b)  Schedule.    Section 3.21(b) of the Seller Disclosure Schedule contains an accurate and complete list of each Seller Employee Plan, International Employee Plan, and each Employment Agreement. Sellers do not have any plan or commitment to establish any new Seller Employee Plan, International Employee Plan, or Employment Agreement, to modify any Seller Employee Plan or Employment Agreement (except to the extent required by law or to conform any such Seller Employee Plan or Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Purchaser in writing, or as required by this Agreement), or to adopt or enter into any Seller Employee Plan, International Employee Plan, or Employment Agreement.

(c)  Documents.    Sellers have provided to Purchaser correct and complete copies of: (i) all documents embodying each Seller Employee Plan, International Employee Plan, and each Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Seller Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Seller Employee Plan; (iv) if Seller Employee Plan is funded, the most recent annual and periodic accounting of Seller Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Seller Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all communications material to any Employee or Employees relating to any Seller Employee Plan and any proposed Seller Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Sellers; (viii) all correspondence to or from any governmental agency relating to any Seller Employee Plan; (ix) all COBRA forms and forms of related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each Seller Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Seller Employee Plan.

(d)  Employee Plan Compliance.    Except as set forth in Section 3.21(d) of the Seller Disclosure Schedule, (i) Sellers have performed in all material respects all obligations required to be performed by it under, are not in default or violation of, and have no knowledge of any default or violation by any other party to each Seller Employee Plan, and each Seller Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Seller Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Seller Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Seller Employee Plan; (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Seller Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of any Seller or Shareholder, threatened or reasonably anticipated (other than routine claims for benefits) against any Seller Employee Plan or against the assets of any Seller Employee Plan; (v) each Seller Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Closing Date, without material liability to Purchaser, any Seller or any of their Affiliates (other than ordinary administration and termination expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Seller or Compass Shareholders or any Affiliates, threatened by the IRS or DOL with respect to any Seller Employee Plan; and (vii) no Seller nor any Affiliate is subject to any penalty or tax with respect to any Seller Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(e)  Pension Plan.    No Seller nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

(f)  Collectively Bargained, Multiemployer and Multiple Employer Plans.    At no time has any Seller or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. No Seller nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

(g)  No Post-Employment Obligations.    No Seller Employee Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and no Seller has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health, except to the extent required by statute.

(h)  Health Care Compliance.    No Seller nor any Affiliate has, prior to the Closing Date and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

(i)  Effect of Transaction.    Except as set forth in Section 3.21(i) of the Seller Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Seller Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, or result in any payment or benefit which will or may be made by any Seller with respect to any Employee that will be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code.

(j)  Employment Matters.    Each Seller: (i) is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to the knowledge of Sellers and the Compass Shareholders, threatened or reasonably anticipated claims or actions against any Seller under any worker’s compensation policy or long-term disability policy.

(k)  Labor.    No work stoppage or labor strike against any Seller is pending, or, to the knowledge of Sellers and the Compass Shareholders, threatened or reasonably anticipated. No Seller knows of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Section 3.21(k) of the Seller Disclosure Schedule, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Sellers and the Compass Shareholders, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any liability to any Seller. No Seller has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. No Seller is presently, nor has any Seller been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by any Seller.

(l)  International Employee Plan.    No Seller now does, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

3.22  Insurance.    Section 3.22 of the Seller Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Sellers. There is no claim by any Seller pending under any of such policies or bonds as to which any Seller has received notice that coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Sellers are otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). None of any Seller or any Compass Shareholder has any knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

3.23  Employees; Officers.

(a)  Section 3.23(A) of the Seller Disclosure Schedule lists the name of each employee of any Seller as of July 31, 2002 (each an “Employee”), together with the current job title or relationship to the Compass Business and the current annual salary or estimated wages (including bonus) for each such person, including a description of applicable bonus or benefit plans applicable to such persons. Except as disclosed in Section 3.23(B) of the Seller Disclosure Schedule, no Seller has any relationships with any individuals who are independent contractors.

(b)  No Seller nor any Compass Shareholder has any reason to believe that any Employee currently intends to terminate, or significantly change the terms of, such individual’s employment following the Closing Date.

3.24  Compliance with Laws.    Sellers have complied with, are not in violation of, and have not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation with respect to the conduct of the Compass Business, or the ownership or operation of its business, assets or properties.

3.25  Complete Copies of Materials.    Sellers have delivered or made available to Purchaser true and complete copies of each agreement, contract, commitment or other document that is referred to in Seller Disclosure Schedule or that has been requested in writing by Purchaser or its counsel.

3.26  Representations Complete.    None of the representations or warranties made herein by Sellers or the Compass Shareholders (as modified by Seller Disclosure Schedule), nor any statement made in any schedule or certificate furnished by Sellers or the Compass Shareholders pursuant to this Agreement, contains or will contain at the Closing Date, any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

3.27  No Compass Business Conducted.    To the extent that any of the other entities affiliated with the Sellers (other than TS, CTS, Telecom) or any of the Compass Shareholders hold, own or control any assets related to the Compass Business, such assets are included in the Acquired Business Assets being purchased pursuant to this Agreement.

3.28  No Improper Payments.    None of any Seller nor any Compass Shareholder, nor any agent of any Seller or any Compass Shareholder, or any person or entity associated with or acting on behalf of any Seller or any Compass Shareholder, has directly or indirectly (a) made any material contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person or entity, private or governmental, regardless of what form, whether in money, property or services (i) to obtain favorable treatment for business secured, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, or (iv) in violation of any legal requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Sellers. Sellers and Compass Shareholders, and all agents, employees and other parties who have acted on behalf of Sellers or Compass Shareholders, have acted in full compliance in all material respects with the Prohibited Foreign Trade Practices Act.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Sellers and the Compass Shareholders as follows:

4.1  Organization, Standing and Power.    Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Purchaser has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets, financial condition, or results of operations of Purchaser or the ability of Purchaser to consummate the transactions contemplated hereby.

4.2  Authority.    Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the organizational documents of, Purchaser. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state and federal securities laws.

4.3  Financing.    Purchaser has sufficient financial resources available to it so as to enable Purchaser to satisfy its obligations under this Agreement.

4.4  Brokers’ and Finders’ Fees.    Other than payments to be made to Raymond James & Associates, Inc., Purchaser has not incurred, nor will Purchaser incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1  Expenses.    All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses (whether or not the Acquisition is consummated).

5.2  Public Disclosure.    The Compass Shareholders and Purchaser shall consult with each other, and to the extent practicable, agree before issuing any press release or otherwise making any public statement with respect to the Acquisition and this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. Notwithstanding the foregoing, nothing in this Section 5.2 shall prohibit Purchaser from publicly disclosing the material terms of this agreement as required in any filing with the U.S. Securities and Exchange Commission.

5.3  Conduct of Business.    From and after the date hereof until the Closing Date, Sellers shall conduct the Compass Business only in the normal and ordinary course, and Sellers, and the Compass Shareholders shall not (except to the extent that Purchaser shall expressly consent in writing):

(a)  enter into any commitment or transaction not in the ordinary course of business or any commitment or transaction of the type described in Section 3.7 hereof;

(b)  transfer to any person or entity any material rights to the Seller Intellectual Property (other than such transfers effectuated in the ordinary course of business consistent with past practice);

(c)  enter into any agreement not cancelable by the Sellers without penalty on thirty (30) days notice, or enter into any agreement that would individually exceed $10,000, or amend any such existing agreements;

(d)  materially amend, terminate or violate any Contract to which any Seller is a party or by which it is bound other than termination by any Seller pursuant to the terms thereof in the ordinary course of business and without financial penalty to the Sellers;

(e)  commence any material litigation;

(f)  declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any stock or equity interest of any Seller, if such dividend or distribution would have the effect of reducing the net equity of the Compass Business below its Required Net Equity;

(g)  repurchase, redeem or otherwise acquire, directly or indirectly, any shares of stock or equity interest (or options, warrants or other rights exercisable therefor) of any Seller if such purchase or redemption would have the effect of reducing the net equity of the Compass Business below its Required Net Equity;

(h)  issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of capital stock, equity interest or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, of any Seller to persons other than the Compass Shareholders;

(i)  cause or permit any amendments to its Certificate of Incorporation or Bylaws (or other charter documents) that could reasonably be expected to interfere with any Seller’s ability to perform its obligations under this Agreement;

(j)  acquire or agree to acquire by merging or consolidating with, or by purchasing any of the assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets outside the ordinary course of the Compass Business, or propose, discuss or negotiate any of the foregoing with any party other than Purchaser;

(k)  sell, lease, license or otherwise dispose of or contract for the disposition or acquisition of any of properties or assets in excess of $40,000 except in the ordinary course of business consistent with the past practices of the Compass Business;

(l)  incur any indebtedness for borrowed money (except with respect to indebtedness incurred by any Seller in the ordinary course of business and under existing term loans or revolving credit lines) or guarantee any such indebtedness or issue or sell any debt securities of any Seller or guarantee any debt securities of others;

(m)  grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to written agreements outstanding on the date hereof and disclosed in the Seller Disclosure Schedule;

(n)  adopt or amend any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of any employee other than hirings and terminations in the ordinary course of business;

(o)  revalue any of its assets including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(p)  pay, discharge or satisfy, in an amount in excess of $10,000 (individually) or $40,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities in the ordinary course of business or liabilities reflected or reserved against in the Compass Consolidated Unaudited Financial Statements, or otherwise deplete the working capital of the Compass Business so as to adversely affect its Required Net Equity or fail to pay any obligation in a timely manner;

(q)  make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

(r)  take, or agree in writing or otherwise to take, any of the actions described in Sections 5.3(a) through (q) above, or any other action that would prevent the Sellers or the Compass Shareholders from performing, or cause the Sellers not to be able to perform, the transactions contemplated herein or its covenants hereunder.

5.4  Consents.    Compass Shareholders and each Seller shall promptly apply for or otherwise seek, and use all commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Acquisition, including the consent of any lessors in respect of any leased real property that is an Acquired Asset, and the Compass Shareholders and each Seller shall use all commercially reasonable efforts to obtain all consents, waivers and approvals under any of the Compass Shareholders’ or Seller’s agreements, contracts, licenses or leases in order to preserve the benefits thereunder for Purchaser and otherwise in connection with the Acquisition.

5.5  Legal Requirements.    Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all reasonable actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

5 .6  Notification of Certain Matters.

(a)  Each Seller and Compass Shareholder shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Compass Shareholders, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which may cause any representation or warranty of Sellers, Compass Shareholders or Purchaser, respectively, contained in this Agreement to be untrue or inaccurate at the Closing Date and (ii) any failure of Sellers, Compass Shareholders or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect any remedies available to the party receiving such notice. Each of the parties to this Agreement shall use all commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill or cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

(b)  Sellers shall give Purchaser prompt notice, no later than two (2) business days prior to the scheduled Closing Date, of any event or circumstance that would result in an amendment to the Seller Disclosure Schedule. Upon Purchaser’s written consent, the Seller Disclosure Schedule delivered by Sellers shall be so amended.

5.7  Employment, Non-Competition and Non-Solicitation Agreements.    Each of the Active Compass Shareholders shall deliver or cause to be delivered to Purchaser, at the Closing Date, executed Employment, Non-Competition and Non-Solicitation Agreements in the form attached hereto as Exhibit C.

5.8  Non-Competition and Non-Solicitation Agreements.

(a)  Gordon Smith shall deliver or cause to be delivered to Purchaser, at the Closing Date, an executed Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit D-1.

(b)  Dennis Dodson shall deliver or cause to be delivered to Purchaser, at the Closing Date, an executed Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit D-2.

5.9  Somera Standard Employment, Confidential Information and Invention Assignment Agreements.    Each of the Key Employees listed in Section 5.9 of the Seller Disclosure Schedule shall deliver or cause to be delivered to Purchaser, at the Closing Date, executed Employment, Confidential Information and Invention Assignment Agreements in the form attached hereto as Exhibit E.

5.10  COBRA Continuation Coverage.    Compass shall indemnify, defend and hold harmless Purchaser for, from and against any and all claims, liabilities, losses, costs and expenses (including attorney’s fees) relating to, arising out of, or resulting from any and all obligations, liabilities and claims related to providing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement (collectively, the “M&A Qualified Beneficiaries”) and all other qualified beneficiaries (as defined in Code Section 4980B(g)(1)) with respect to Sellers’ group health plans; provided, however, that such indemnification by Seller shall not apply to any claims, liabilities, losses, costs or expenses (including attorney’s fees, taxes, penalties or interest) relating to (i) Purchaser’s failure to administer COBRA continuation coverage pursuant to the requirements of COBRA or other applicable law, or (ii) increases in Purchaser’s premiums that might arise from providing COBRA continuation coverage to any of the M&A Qualified Beneficiaries or other qualified beneficiaries with respect to Sellers’ group health plans. Compass further agrees and acknowledges that it shall provide Purchaser with all information necessary or appropriate for Purchaser to offer continuation coverage to such M&A Qualified Beneficiaries on or before the Closing Date.

ARTICLE VI

CONDITIONS TO THE ACQUISITION

6.1  Conditions to Obligations of Each Party to Effect the Acquisition.    The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of the following condition:

(a)  No Injunctions or Restraints; Illegality.     No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition or restricting the conduct or operations of the Compass Business, shall be in effect, nor shall any proceeding brought by a Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition, which makes the consummation of the Acquisition unlawful.

(b)  Litigation.     There shall be no action, suit, claim or proceeding of any nature pending, or overtly threatened, against Purchaser or any Seller, or any of their officers or directors, arising out of, or in any way relating to the Acquisition or the other transactions contemplated by the terms of this Agreement.

6.2    Additional Conditions to Obligations of Sellers and the Compass Shareholders.    The obligations of Sellers and the Compass Shareholders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following condition, which may be waived, in writing, exclusively by Sellers:

(a)  Representations, Warranties and Covenants.     The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such time and Purchaser shall have performed and complied, in all material respects, with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date.

(b)  Compliance Certificate.     The Sellers shall have been provided with a certificate executed on behalf of Purchaser by its Corporate Secretary to the effect that, as of the Closing Date:

(i)  all representations and warranties made by Purchaser in this Agreement are true and correct in all material respects, and

(ii)  all covenants, obligations and conditions of this Agreement to be performed by Purchaser on or before such date have been so performed in all material respects.

(c)  Opinion of Counsel.     The Sellers shall have received from the General Counsel of the Purchaser an opinion in form and substance satisfactory to the Sellers and their counsel and dated as of the Closing Date.

6.3  Additional Conditions to the Obligations of Purchaser.     The obligations of Purchaser to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser:

(a)  Representations, Warranties and Covenants.     The representations and warranties of Sellers and the Compass Shareholders in this Agreement shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made on and as of such time and each Seller and Compass Shareholder shall have performed and complied, in all material respects, with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it or him as of the Closing Date.

(b)  Compliance Certificates.     Purchaser shall have been provided with a certificate executed on behalf of each of CTS, TS and Telecom, by its Chief Executive Officer and its Chief Financial Officer or Treasurer, and by each Compass Shareholder, to the effect that, as of the Closing Date:

(i)  all representations and warranties made by the Sellers and the Compass Shareholders (as the case may be) in this Agreement are true and correct in all material respects; and

(ii)  all covenants, obligations and conditions of this Agreement to be performed by the Sellers and the Compass Shareholders (as the case may be) on or before such date have been so performed in all material respects.

(c)  Material Adverse Effect.     There shall not have occurred any material adverse effect on the Compass Business since the date of the July Balance Sheet.

(d)  Third Party Consents.     All consents, waivers, and approvals listed pursuant to Section 6.3(d) of the Seller Disclosure Schedule shall have been obtained to the satisfaction of Purchaser.

(e)  Good Standing Certificates.     All good standing certificates required to be provided to Purchaser pursuant to Section 3.1(b) hereof shall have been so provided.

(f)  Executed Agreements.     Purchaser shall have received the executed Employment, Non-Competition and Non-Solicitation Agreements pursuant to Sections 5.7 and 5.8 from each of the Compass Shareholders and Key Employees, and the executed Employment, Confidential Information and Invention Assignment Agreements pursuant to Section 5.9 hereof from each of the Key Employees, and such agreements shall be in full force and effect.

(g)  Shareholder Release.     Each of the Compass Shareholders shall have delivered to Purchaser a release of all claims against Sellers (which shall include Purchaser and its Affiliates after the Closing) arising out of events and occurrences on or prior to the Closing Date in the form attached hereto as Exhibit F.

(h)  Termination of Obligations.     Effective as of the Closing Date, each Seller shall enter into a mutual termination and release providing for the termination of all agreements, receivables and payables relating to the Compass Business, between each Seller or Compass Shareholder, on the one hand, and any other Seller or Compass Shareholder, on the other hand.

(i)  Opinion of Counsel.     Purchaser shall have received from Arnall Golden Gregory LLP, counsel to Seller an opinion in form and substance satisfactory to Purchaser and its counsel and dated as of the Closing Date.

(j)  Release of Claims.     Each of the Compass employees listed on Section 6.3(j) of the Seller Disclosure Schedule (the “Releasing Employees”) who are employed by any of the Sellers on the Closing Date shall have delivered to Purchaser a Letter Agreement in the form of Exhibit G hereto acknowledging the release of certain claims against Purchaser arising out of any agreement, contract, promise (written or verbal) or other arrangement by which the Releasing Employees may be entitled to any of the proceeds being paid under this Agreement and the transactions contemplated hereby.

ARTICLE VII

INDEMNIFICATION AND ESCROW

7.1  Survival of Representations and Warranties.     All covenants to be performed prior to the Closing Date, and all representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Acquisition for a period of two (2) years after the Closing Date (provided that the representations and warranties set forth in Section 3.8 and 3.19 shall survive until the expiration of all applicable statutory limitations, and the representations and warranties set forth in Section 3.1 shall survive indefinitely).

7.2  Indemnification by Compass Shareholders and Sellers.     Subject to Section 7.5 hereof, the Compass Shareholders and Sellers shall jointly and severally indemnify, save and hold harmless Purchaser and its directors, officers, employees, affiliates, agents and assigns (each an “indemnified party”), from and against any and all liabilities, obligations, judgments, penalties, fines, costs or expenses (including reasonable attorneys fees and consultants fees) (each a “Loss” and collectively, “Losses”), of any kind or nature (whether or not arising out of third-party claims), or the duty to indemnify, defend or reimburse any individual or entity incurred by an indemnified party in connection with, arising out of, resulting from or incident to:

(a)  any breach of any representation or warranty made by any Seller or Compass Shareholder in this Agreement or in any certificate, instrument, exhibit or agreement delivered by any of such parties pursuant hereto or thereto;

(b)  any breach of any covenant or agreement made by any Seller or Compass Shareholder in this Agreement or in any certificate, instrument, exhibit or agreement delivered by any of such parties pursuant hereto or thereto;

(c)  any payment by Purchaser of any amounts in respect of an Excluded Liability;

(d)  any Purchase Price adjustment pursuant to Section 1.5 hereof, or any amount payable by Compass Shareholders for the fees and costs of the Independent Accountants pursuant to Section 1.9 hereof; or

(e)  any payment for costs and expenses expressly payable by Sellers pursuant to Section 5.1.

The terms “Loss” and “Losses” as used in this Article VII are not limited to matters asserted by third parties against any indemnified party, but include Losses incurred or sustained by an indemnified party in the absence of third party claims. Payments by any indemnified party of amounts for which such indemnified party is indemnified hereunder shall not be a condition precedent to recovery.

Pursuant to Section 7.7(b) hereof, the Escrow Fund shall serve as the first, non-exclusive source of funds to compensate Purchaser for any Loss prior to any separate action for indemnification may be instituted under this Article VII. In the event that the Escrow Fund shall have been depleted or terminated under this Agreement, the Purchaser shall be entitled to set off amounts for Losses incurred against amounts payable to the Sellers pursuant to Section 1.7 for Earnout Adjustments, if any, to be paid to Sellers, after compliance with Sections 7.4 and 7.6 hereof.

Purchaser agrees to notify Compass Shareholders of any Liabilities, claims or misrepresentations, breaches or other matters covered by this Article VII upon discovery or receipt of notice thereof.

7.3  Indemnification by Purchaser.     Subject to Section 7.5 hereof, Purchaser shall indemnify, save and hold harmless Sellers, the Compass Shareholders, and each of their directors, officers, employees, affiliates, agents and assigns (in each case, as applicable) (each an “indemnified party”), from and against any and all liabilities, obligations, judgments, penalties, fines, costs or expenses (including reasonable attorneys fees and consultants fees), of any kind or nature (whether or not arising out of third-party claims), or the duty to indemnify, defend or reimburse any individual or entity incurred by an indemnified party in connection with, arising out of, resulting from or incident to:

(a)  any breach of any representation or warranty made by Purchaser in this Agreement or in any certificate, instrument, exhibit or agreement delivered by any of such parties pursuant hereto or thereto;

(b)  any breach of any covenant or agreement made by Purchaser in this Agreement or in any certificate, instrument, exhibit or agreement delivered by any of such parties pursuant hereto or thereto;

(c)  any payment by any Seller or Compass Shareholder of any amounts in respect of an Assumed Liability; or

(d)  any payment for costs and expenses expressly payable by Purchaser pursuant to Section 5.1.

The Compass Shareholders agree to notify Purchaser of any liabilities, claims or misrepresentations, breaches or other matters covered by this Article VII upon discovery or receipt of notice thereof.

7.4  Indemnification Procedure.

(a)  Defense of Claim.     If a claim for Losses (a “Claim”) is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall give written notice (a “Claim Notice”) to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Article VII. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder for any purpose shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party has been damaged by such failure. After such notice, except as provided in the following sentence, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice but in any event, reasonably acceptable to the indemnified party, to handle and defend the same unless the named parties to such action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legaldefenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party’s cost, risk and expense, to separate counsel of its own choosing (provided, however, in no event shall the indemnifying party be obligated to engage more than one (1) additional counsel) and (iii) to compromise or settle such lawsuit or action, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. Compass Shareholders may assume the defense of a lawsuit or action as described in the preceding sentence only if Compass Shareholders each agree to be jointly and severally responsible for all Claims for Losses related to such lawsuit or action.

(b)  Cooperation.     With respect to any lawsuit or action for which indemnity is sought under Section 7.4(a), the indemnified party shall cooperate in all reasonable respects with the indemnifying party and its representatives (including, without limitation, its attorneys) in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may at its own cost, participate in negotiations, arbitrations and the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers

If the indemnifying party fails to assume the defense of such lawsuit or action within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such lawsuit or action has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party’s cost and expense, the defense, compromise or settlement of such lawsuit or action on behalf of and for the account and risk of the indemnifying party; provided, however, that such lawsuit or action shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. In the event the indemnified party assumes the defense of the lawsuit or action, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action affected pursuant to and in accordance with this Article VII and for any final judgment (subject to any right of appeal) and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Losses by reason of such settlement or judgment.

7.5  Limitation on Indemnification

(a)  The indemnification obligations of the Compass Shareholders and Sellers with respect to any item described above in Section 7.2 (other than Section 7.2(d)) shall not exceed (i) an aggregate of $9,100,000 until the one (1) year anniversary of the Closing Date, and (ii) an aggregate of $4,550,000 until the two (2) year anniversary of the Closing Date.

(b)  With respect to any Losses covered by Purchaser’s, Sellers’ and the Compass Shareholders’ indemnification obligations above, the Purchaser, Sellers and Compass Shareholders, as the case may be, shall not have any obligation to indemnify an indemnified party unless the aggregate amount of Losses incurred or suffered by an indemnified party exceeds $75,000. At such time as the aggregate amount of all Losses incurred by an indemnified party exceeds $75,000, then the indemnified party shall be entitled to indemnification by Purchaser, Sellers and Compass Shareholders, as the case may be, for the full amount of all Losses, provided, however, that the limitation contained in this Section 7.5(b) shall not apply to any Losses incurred or suffered by Purchaser or Sellers, as the case may be, relating to:

(i)  any payment of any amounts in respect of an Excluded Liability or an Assumed Liability,

(ii)  any costs and expenses expressly payable pursuant to Section 5.1,

(iii)  any amount payable by the Compass Shareholders or the Purchaser for the fees and costs of the Independent Accountants pursuant to Section 1.9 hereof,

(iv)  any amount payable to Purchaser as a result of any deficiency in Required Net Equity pursuant to Section 1.5(a)(ii) hereof, or

(v)  any amount payable to Sellers as a result of an increase in Purchase Price pursuant to Section 1.5(a)(iii) hereof.

(c)  No party otherwise entitled to indemnification hereunder shall be so entitled to the extent that such party’s Losses are increased or extended by the gross negligence, willful misconduct, violation of law or bad faith of such party.

7.6  Resolution of Conflicts; Arbitration

(a)  In case the Compass Shareholders shall object in writing to Purchaser to any claim or claims made pursuant to this Article VII, the Compass Shareholders and Purchaser shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Compass Shareholders and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties resolving such matter.

(b)  If no such agreement can be reached after good faith negotiation, either Purchaser or Compass Shareholders may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Purchaser and Compass Shareholders shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrators shall, within ten (10) business days after the last day of any hearings on any motion, issue a definitive ruling on such motion. The arbitrators shall also, within twenty (20) business days from the last day of any hearings regarding the imposition of sanctions or the issuance of any awards, issue a definitive ruling on the imposition of any such sanctions or the issuance of any such award in such arbitration. The arbitrators shall also establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

(c)  Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Chicago, Illinois under the rules then in effect of the American Arbitration Association. Each party to any arbitration pursuant to this Section 7.6(c) shall pay its own expenses; the fees of each arbitrator and the administrative fee of the American Arbitration Association shall be borne equally by Purchaser, on the one hand, and the Compass Shareholders, on the other.

7 .7  Escrow Arrangements

(a)  Escrow Fund.    As provided in Section 1.6, promptly on the Closing Date, Purchaser shall deposit $1,000,000 into an Escrow Account with U.S. Bank, N.A., San Francisco, California, or such other person or entity acceptable to Purchaser and Compass, as Escrow Agent (the “Escrow Agent”), such deposit to constitute an escrow fund, including any interest thereon (the “Escrow Fund”). The Escrow Fund so deposited with the Escrow Agent is to be governed by the terms set forth in this Article VII.

(b)  Purpose of Escrow Fund.    The Escrow Fund shall be available to compensate Purchaser and its affiliates for any Loss, and shall during the Escrow Period (as defined below) be the first, non-exclusive source of funds to compensate Purchaser for any Loss prior to any separate action for indemnification under this Article VII.

(c)  Escrow Period; Distribution upon Termination of Escrow Period.

(i)  Subject to the following requirements, the Escrow Fund shall remain in existence until January 31, 2004, provided that such Escrow Fund period shall not expire until such time as all outstanding claims made pursuant to Section 7.7(e) shall have been resolved (the “Escrow Period”). At the expiration of the Escrow Period, the remaining Escrow Fund shall be released to the Sellers (in the proportions as paid to the Sellers at Closing) in an amount equal to the entire initial Escrow Fund less an amount equal to the sum of all amounts theretofore paid out of the Escrow Fund to Sellers, Purchaser or any of their respective affiliates pursuant to this Article VII, and less any amounts paid or payable pursuant to Section 7.7(h) hereof.

(d)    Protection of Escrow Fund.    The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Purchaser and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof. The parties to this Agreement authorize the Escrow Agent to invest the amounts in the Escrow Fund in a money market account at U.S. Bank, N.A., for the benefit of the Escrow Fund.

(e)  Claims Upon Escrow Fund.    Upon receipt by the Escrow Agent at any time on or before the last day of the respective Escrow Period of a certificate signed by the chief financial officer of Purchaser (an “Officer’s Certificate”): (A) stating that Sellers or Purchaser has incurred and paid or properly accrued Escrow Losses, or reasonably anticipates that it may have to pay or accrue Escrow Losses, and (B) specifying in reasonable detail the individual items of Escrow Losses included in the amount so stated, the date each such item was incurred and paid or properly accrued, or the basis for such anticipated liability, the Escrow Agent shall, subject to the provisions of Section 7.7(f) hereof, deliver to Purchaser or Sellers, as applicable, out of the respective Escrow Fund, as promptly as practicable, such amounts held in the Escrow Fund equal to such Escrow Losses.

(f)  Objections to Claims.    At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to Sellers, and for a period of fifteen (15) days after such delivery the Escrow Agent shall make no delivery to Purchaser of any amount from the Escrow Fund specified in such Officer’s Certificate. After the expiration of such fifteen (15)-day period, the Escrow Agent shall make delivery of an amount from the Escrow Fund, in accordance with such Officer’s Certificate and Section 7.7(c) hereof, provided, that, no such payment or delivery may be made if Sellers shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such fifteen (15)-day period. The fifteen (15)-day period provided by this Section 7.7(f) may be waived in writing by the Sellers.

(g)  Escrow Agent’s Duties.

(i)  The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Purchaser and the Sellers, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

(ii)  The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii)  The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv)  The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v)  The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to Purchaser and Sellers; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Purchaser and Sellers shall use their best efforts to mutually agree upon a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, Purchaser shall have the right to appoint a successor escrow agent, provided, that such successor escrow agent may not be a financial institution with which Purchaser has an existing banking relationship at the time of appointment. The successor escrow agent selected in the preceding manner shall execute and deliver an instrument accepting such appointment and it shall thereupon be deemed the Escrow Agent hereunder and it shall without further acts be vested with all the estates, properties, rights, powers, and duties of the predecessor Escrow Agent as if originally named as Escrow Agent. Thereafter, the predecessor Escrow Agent shall be discharged for any further duties and liabilities under this Agreement.

(h)  Fees.    All fees and expenses of the Escrow Agent for performance of its duties hereunder shall be split as follows: (i) 50% shall be paid out of the Escrow Fund, and (ii) 50% shall be paid by Purchaser, in each case payable upon notice that such amounts are due to the Escrow Agent.

(i)  Indemnification of Escrow Agent.    The parties to this Agreement, and their respective successors and assigns agree, jointly and severally, to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, reasonable counsel fees and disbursements that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.

ARTICLE VIII

GENERAL PROVISIONS

8.1  Amendment.    Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each party hereto.

8.2  Notices.    All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed to the address set forth below (or at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above):

(a)  if to Purchaser, to:

Somera Communications, Inc.
5383 Hollister Avenue
Santa Barbara, California 93111
Attention:  Jeremy Rossen
Facsimile No.:  (805) 692-5543

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304-1050
Attention:  Kurt J. Berney, Esq.
Facsimile No.:  (650) 493-6811

(b)  if to Compass Shareholders or any Seller, to:

Compass Telecom Services, L.L.C.
Two Parkway Center
1800 Parkway Place
Marietta, Georgia 30067
Attention:  Walter M. Prather
Facsimile No.:  (770) 701-2536

with copies to:

Arnall Golden Gregory, LLP
2800 One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309-3450
Attention:  Stuart C. Johnson, Esq.
Facsimile No.:  (404) 873-8713

and with copies to each Compass Shareholder at the address set forth below such Compass Shareholder’s signature on the signature page hereof.

8.3  Interpretation.    The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.4  Counterparts.    This Agreement may be executed in one or more counterparts (including by means of facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5  Entire Agreement; Assignment.    This Agreement, the schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Purchaser may assign its rights and delegate its obligations hereunder to its Affiliates, provided, however, that in no event shall any such assignment relieve Somera Communications, Inc. from any obligations to the Sellers and/or the Compass Shareholders under this Agreement, which it shall remain primarily liable therefor.

8.6  Severability.    In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8 .7  Other Remedies.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

8.8  Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

8.9  Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10  Successors.    This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs and assigns.

8.11  Warranty of Signatory.    The signatories hereto each represent and warrant that he or she is authorized to sign this Agreement on behalf of the indicated party and that this Agreement will, by his or her signature, be a binding and an enforceable obligation of the indicated party.

IN WITNESS WHEREOF, Purchaser, Sellers and the Compass Shareholders have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

PURCHASER: SOMERA COMMUNICATIONS, INC.

By:	/s/ RICK DARNABY
Rick Darnaby President and CEO

SELLERS COMPASS TELECOM SERVICES, L.L.C.

By:	/s/ J.C. MASSEY
J.C. Massey Operating Manager

By:	/s/ WALTER M. PRATHER
Walter M. Prather Operating Manager

COMPASS—TS, INC.

By:	/s/ J.C. MASSEY
J.C. Massey President

CTS PARTNERS, INC.

By:	/s/ WALTER M. PRATHER
Walter M. Prather President

[ASSET PURCHASE AGREEMENT SIGNATURE PAGE]

COMPASS SHAREHOLDERS:

By:	/s/ WALTER M. PRATHER
Walter M. Prather

Address: 902 Old Mountain Road Marietta, Georgia 30064

By:	/s/ J.C. MASSEY
J.C. Massey

Address: 810 Hedgegate Ct. Roswell, Georgia 30075

By:	/s/ DENNIS J. DODSON
Dennis J. Dodson

Address: 4191 Thunderbird Drive Marietta, GA 30067

[ASSET PURCHASE AGREEMENT SIGNATURE PAGE]

With respect to the matters set forth in Article VII and Section 1.6 only, the Escrow Agent has caused this Agreement to be signed by its duly authorized representative, as of the date first written above.

Signature:	/s/ ANN GADSBY

Name:	Ann Gadsby

Name of Escrow Agent:	U.S. BANK, N.A

Title:	Vice President

[ASSET PURCHASE AGREEMENT SIGNATURE PAGE]